Exhibit 10.31

AGREEMENT

The parties to this Agreement (“Agreement”) dated as of March 31, 2010, are Paul A. Rosenbaum (“Rosenbaum”) and Rentrak Corporation, an Oregon corporation (“Corporation”).

RECITALS

A. Corporation and Rosenbaum entered into an Amended and Restated Employment Agreement in June 2009 in contemplation of the transition associated with the hiring of William P. Livek as Chief Executive Officer of Corporation, which agreement provided for Rosenbaum to continue to be employed as Chairman of the Board of Corporation.

B. The Board of Directors of Corporation believes it to be appropriate for Rosenbaum to continue as Chairman of the Board in a non-employee capacity. Accordingly, Corporation wishes to terminate Rosenbaum’s employment pursuant to Section 5.5 of the Employment Agreement (as defined below) on a mutually agreeable basis.

AGREEMENT

Rosenbaum and Corporation therefore agree as follows:

1.	Separation. Rosenbaum’s association with Corporation as a paid employee will cease, effective March 31, 2010. The Amended and Restated Employment Agreement between Rosenbaum and Corporation dated as of June 15, 2009 (“Employment Agreement”), will cease and is of no further effect, except as provided in Sections 5 and 7 below. Corporation and Rosenbaum reasonably anticipate that the level of bona fide services Rosenbaum will perform for Corporation as Chairman of the Board pursuant to Section 3 and under the consulting agreement pursuant to Section 2 will be equal to or less than 20 percent of the average level of bona fide services performed by Rosenbaum (in all capacities) over the 36-month period ending on March 31, 2010.

2.	Consulting Agreement. Effective April 1, 2010, Rosenbaum and Corporation will enter into a consulting agreement substantially in the form of attached Exhibit A (the “Consulting Agreement”).

3.	Chairman of the Board. Corporation will retain Rosenbaum as the Chairman of the Board of Corporation through September 30, 2011, unless he earlier resigns or is removed by Corporation’s Board of Directors for Cause. For purposes of this Section 3, “Cause” means: (i) a material breach of this Agreement or the Consulting Agreement by Rosenbaum; (ii) Rosenbaum’s refusal, failure, or inability to comply with the general policies or standards of Corporation; (iii) any act of fraud by Rosenbaum; (iv) any act of dishonesty by Rosenbaum involving Corporation or its business; (v) Rosenbaum’s conviction of or a plea of nolo contendere to a felony; or (vi) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Corporation that is in breach of Rosenbaum’s fiduciary duties to Corporation; provided that Cause will not include any actions or circumstances constituting Cause under (i) or (ii) above if Rosenbaum cures such actions or circumstances within 30 days of receipt of written notice from Corporation setting forth the actions or circumstances constituting Cause. For his service as Chairman of the Board, Rosenbaum will be paid at an annual rate of $50,000, paid monthly.

4.	Cash Severance. Pursuant to Section 6.3.1 of the Employment Agreement, Rosenbaum is entitled to monthly severance payments for the balance of 2010 totaling $346,125, and for 2011 totaling $243,750. Corporation and Rosenbaum agree that Corporation will make a lump sum payment to Rosenbaum on March 31, 2010, of $298,739 in full satisfaction of Corporation’s obligation to make monthly severance payments for the balance of 2010, and will make a lump sum payment to Rosenbaum on January 2, 2011, of $190,000 in full satisfaction of Corporation’s obligation to make monthly severance payments for 2011. The lump sum payments described above have been reduced to reflect Rosenbaum’s required contribution towards premiums for medical and dental benefits under Section 5. All payments to Rosenbaum will be further reduced to reflect required payroll withholdings. Rosenbaum acknowledges that payment of the lump sums described above will fully satisfy Corporation’s obligations to make monthly severance payments under the Employment Agreement. Corporation agrees to make a matching contribution in January 2011 relating to Rosenbaum’s deferral amounts under Corporation’s 401(k) Plan during 2010 in accordance with the terms of the plan.

5.	Noncash Severance. Pursuant to Section 6.3.1 of the Employment Agreement, Rosenbaum is entitled to receive the continuation of (or payment in lieu of) certain medical, dental, group life, long-term care, and long-term disability insurance benefits as described therein through September 30, 2013. Corporation agrees to continue such benefits as provided for in the Employment Agreement; provided, however, that (i) in the case of long-term care benefits, the benefits shall be continued through December 31, 2013, (ii) Rosenbaum hereby waives any right to long-term disability insurance benefits under the Employment Agreement or this Agreement, (iii) Corporation will continue to provide $300,000 of life insurance on Rosenbaum through September 30, 2011, and (iv) any payments or reimbursements from Corporation that are not exempt from taxation under Sections 105 or 106 of the Internal Revenue Code must be made by Corporation no later than March 15, 2011.

6.	Additional Death Benefit. If the Consulting Agreement has not been earlier terminated in accordance with its terms, in the event that Rosenbaum dies on or after February 15, 2011, and on or before September 30, 2011, Corporation will make a lump sum payment in the amount of $200,000 to Rosenbaum’s heirs, executors or administrators, as the case may be.

7.	Employment Agreement Obligations. Rosenbaum acknowledges and reaffirms his continuing obligations under Sections 3 and 4 of the Employment Agreement, and Rosenbaum will strictly comply with the terms of such sections. Rosenbaum further acknowledges and agrees that his obligations under Sections 3 and 4 of the Employment Agreement are in addition to and do not replace or limit in any way his obligations under applicable statutes and common law.

8.	Amendments to Award Agreements. The parties agree that as of March 31, 2010 (i) Rosenbaum’s Award Agreement for Non-Qualified Stock Option dated October 10, 2008, is hereby amended to delete Section 2.1(b) and (ii) Rosenbaum’s Award Agreement for Stock Appreciation Rights dated October 10, 2008, is hereby amended to delete Section 2.1(b). The parties acknowledge and agree that as a result of the amendments pursuant to this Section 8, the awards described in the preceding sentence will not terminate as a result of Rosenbaum’s termination of employment with Corporation and such awards will continue to become exercisable or be exercised as otherwise provided for in the Award Agreements.

9.	Attorney Fees. If any action is brought to enforce this Agreement or any part of it, the prevailing party will be entitled to recover its costs, including reasonable attorney fees, incurred therein, including all attorney fees and other costs on appeal.

10.	Entire Agreement. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement of the parties concerning the subject matter of this Agreement.

11.	Severability. If any provision of this Agreement is held to be unenforceable or illegal, the provision will be enforced to the maximum extent allowed by law and the remainder of this Agreement will continue in full force and effect.

12.	Miscellaneous. The parties acknowledge that each party fully understands the meaning and intent of this Agreement and that this Agreement has been executed voluntarily. The benefits of this Agreement will inure to the successors and assigns of Corporation.

RENTRAK CORPORATION

/s/ Paul A. Rosenbaum	By:	/s/ William P. Livek
Paul A. Rosenbaum	Title:	Chief Executive Officer

Date March 31, 2010	Date	March 31, 2010